Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATIONAL CINEMEDIA, INC.

National CineMedia, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), having its registered office at the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, hereby certifies to the Secretary of State of the State of Delaware that:

FIRST: Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 185,000,000, which shall be divided into the following classes:

(a)	175,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and

(b)	10,000,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).”

SECOND: The Board of Directors of the Corporation by unanimous written consent adopted a resolution which sets forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, declaring that the amendment to the Amended and Restated Certificate of Incorporation as proposed was advisable and directing that it be considered at the next annual meeting of the stockholders of the Corporation.

THIRD: The amendment has been consented to and authorized and approved by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, and has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on filing.

IN WITNESS WHEREOF, National CineMedia, Inc. has caused this Certificate of Amendment to be signed on this 26th day of April 2011 in its name and on its behalf by Ralph E. Hardy, its Secretary, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

NATIONAL CINEMEDIA, INC.

By:	/s/ Ralph E. Hardy
Name: Ralph E. Hardy
Title: Secretary

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